Schedule II

New York Attorney General Investor Protection Bureau Masking Settlement 3/22/2018

On March 22, 2018, the Attorney General of the State of New York Investor Protection Bureau (“NYAG”) alleged that Bank of America Corporation (“BAC”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) (1) concealed from its institutional clients that orders were routed to and executed by “electronic liquidity providers,” (2) misstated the composition of orders and trades in its dark pool, and (3) did not accurately describe its use of a proprietary “venue ranking” analysis, in violation of the Martin Act and Executive Law § 63(12).  In connection with the agreement, BAC and MLPF&S agreed (1) not to engage, or attempt to engage, in conduct in violation of any applicable laws, including but not limited to the Martin Act and Executive Law § 63(12); (2) to pay a penalty in the amount of $42,000,000; and (3) provide the NYAG a summary of the review of its electronic trading policies and procedures.

BANA Servicemembers Civil Relief Act Settlement 5/29/2015

On May 29, 2015, the Office of the Comptroller of the Currency of the United States of America (“OCC”) issued an Order to Cease and Desist and Order of Assessment of a Civil Money Penalty (together, the “Orders”) against Bank of America, N.A. (“BANA”) relating to the Servicemembers Civil Relief Act (“SCRA”) and BANA’s sworn document and collections litigation practices.  In the Orders, the OCC identified (i) unsafe or unsound practices in connection with BANA’s efforts to comply with the SCRA, (ii) SCRA violations, and (iii) unsafe or unsound practices in connection with BANA’s sworn document and collections litigation practices.  Regarding the SCRA, the Orders stated BANA failed to have effective policies and procedures to ensure compliance with SCRA; failed to devote sufficient financial, staffing, and managerial resources to ensure proper administration of its SCRA compliance processes; failed to devote to its SCRA compliance processes adequate internal controls, compliance risk management, internal audit, third party management, and training; and engaged in violations of the SCRA.  Regarding the sworn document and collections litigation process, the Orders stated that BANA filed or caused to be filed in courts affidavits executed by its employees or employees of third party service providers making assertions that, in many cases, were not based on personal knowledge or review of relevant books and records; filed or caused to be filed in court affidavits when BANA did not follow proper notary procedures; failed to devote sufficient financial, staffing, and managerial resources to ensure proper administration of its sworn document and collections litigation processes; and failed to sufficiently oversee outside counsel and other third-party providers handling sworn document and collections litigation services.  In the Orders, BANA agreed to pay a civil money penalty in the total amount of $30 million, has begun corrective action, and is committed to taking all necessary and appropriate steps to remedy the deficiencies, unsafe or unsound practices, and violations of law identified by the OCC, and to enhance its SCRA compliance practices and sworn document and collections litigation practices.  Specifically, BANA agreed to: (a) appoint and maintain a compliance committee to monitor and oversee BANA’s compliance with the Orders and to approve measures to ensure compliance; (b) submit an acceptable plan containing a complete description of the actions to achieve compliance with the Orders; (c) submit a written plan to effectively implement an enterprise-wide compliance risk management program regarding compliance with all applicable laws, regulations, and regulatory guidance; (d) conduct a written, comprehensive assessment of its risk in SCRA compliance operations, including but not limited to, operational, compliance, legal, and reputational risks; (e) submit acceptable written plans to ensure its compliance with the SCRA and with regard to collections litigation; (f) submit plans to conduct a SCRA review and a collections litigation review of accounts, SCRA and collections litigation remediation, and SCRA internal audit; (g) submit policies and procedures for SCRA third party management and improvements to its management information systems for SCRA compliance activities, and to provide certain reports to the compliance committee; (h) submit written plans, programs, policies, and procedures required by the Orders; and (i) submit a written progress report dealing the form and manner of all actions taken to secure compliance with the provision of the Orders and the results thereof.  In settlement of this matter, BANA consented and agreed to the issuance of the Orders, which the OCC has determined to accept and has issued.  BANA neither admits nor denies the findings in the Orders.

BAC Foreign Exchange Settlement 5/20/2015

On May 20, 2015, the Board of Governors of the Federal Reserve System (“FRB”) issued an Order to Cease and Desist and Order of Assessment of a Civil Money Penalty against BAC relating to its foreign exchange (“FX”) activities (“Order”) from 2008 through 2013.  The Order states that (a) BAC lacked adequate firm-wide governance, risk management, compliance and audit policies and procedures to ensure that certain of the firm’s  FX activities complied with safe and sound banking practices, applicable U.S. laws and regulations, including policies and procedures to prevent potential violations of the U.S. commodities, antitrust and criminal fraud laws, and applicable internal policies; (b) BAC’s deficient policies and procedures prevented BAC from detecting and addressing periodic conduct by BANA’s traders relating to certain communications by these traders; and (c) as a result of deficient policies and procedures described above, BAC engaged in unsafe and unsound banking practices.  In the Order, BAC agreed to pay a civil money penalty in the total amount of $205 million and continue to implement additional improvements in its internal controls, compliance, risk management, and audit programs for the FX activities in order to comply with BAC policies, safe and sound banking practices, and applicable U.S. laws/regulation. Specifically, BAC agreed: (a) BAC shall submit a written plan to improve senior management’s oversight of BAC’s compliance with applicable U.S. laws/regulations and internal policies in connection with certain wholesale trading and sales activities; (b) BAC shall submit an enhanced written internal controls and compliance program to comply with applicable U.S. laws/regulations with respect to certain wholesale trading and sales activities; (c) BAC shall submit a written plan to improve its compliance risk management program with regard to compliance with applicable U.S. laws/regulations with respect to certain wholesale trading and sales activities; (d) BAC management shall annually conduct a review of compliance policies and procedures applicable to certain wholesale trading and sales activities and their implementation and an appropriate risk-focused sampling of other key controls for certain wholesale trading and sales activities; (e) BAC shall submit an enhanced written internal audit program with respect to compliance with U.S. laws/regulations in certain wholesale trading and sales activities; and (f) BAC shall not in the future directly or indirectly retain any individual as an officer, employee, agent, consultant, or contractor of BAC or of any subsidiary who, based on the investigative record compiled by U.S. authorities, participated in the misconduct underlying the Order, has been subject to formal disciplinary action as a result of BAC’s internal disciplinary review or performance review in connection with the conduct, and has either separated from BAC or any subsidiary thereof or had his/her employment terminated in connection with the conduct.  In settlement of this matter, BAC consented and agreed to the issuance of the Order, which the FRB has determined to accept and has issued.

BOAMS Injunctive Action 11/25/2014

On November 25, 2014, the U.S. District Court for the Western District of North Carolina issued a Final Judgment as to MLPF&S and other entities, including BANA (collectively the “Entities”) (the “SEC Final Judgment”) in the civil injunctive action for which a complaint was filed by the U.S. Securities and Exchange Commission (“SEC”) on August 6, 2013 against the Entities (the “SEC Complaint”).  The SEC Complaint alleged that the Entities made material misrepresentations and omissions in connection with the sale of Residential Mortgage-Backed Securities (“RMBS”).  Specifically, the SEC Complaint alleged that the Entities failed to disclose the disproportionate concentration of wholesale loans underlying the RMBS as compared to prior RMBS offerings.  The SEC Complaint also alleged that the concentration of wholesale loans in the RMBS included higher likelihood that the loans would be subject to material underwriting errors, become severely delinquent, fail early in the life of the loan, or prepay.  The SEC Complaint further alleged that the entities violated Regulation S-K and Subpart Regulation AB of the Securities Act of 1933 (“Securities Act”) by failing to disclose material characteristics of the pool of loans underlying the RMBS, that the Entities made material misrepresentations and omissions in their public files and in the loan tapes provided to investors and rating agencies, and that Entities not including BANA violated section 5(b)(1) of the Securities Act by failing to file with the SEC certain loan tapes that were provided only to select investors. The Entities consented to the entry of the SEC Final Judgment without admitting or denying the allegations in the SEC Complaint.  The SEC Final Judgment states that the Entities are permanently restrained and enjoined from violating Sections 17(a)(2) and 17(a)(3) of the Securities Act, and jointly and severally liable for disgorgement of $109,220,000, prejudgment interest of $6,620,000 and a civil penalty of $109,220,000 (together the “Funds”); the District Court retained jurisdiction over the administration of any distribution of the Funds.

BANA OCC Foreign Exchange Settlement 11/11/2014

On November 11, 2014, the OCC issued a Consent Order and a Consent Order for the Assessment of a Civil Money Penalty against BANA related to its foreign exchange (FX) business (“Orders”) from 2008 through 2013.  The OCC found, and BANA neither admitted nor denied, that BANA had deficiencies in its internal controls and had engaged in unsafe or unsound banking practices with respect to the oversight and governance of BANA’s FX trading business such that the bank failed to detect and prevent certain conduct.  Specifically, the OCC found that: a)  BANA’s compliance risk assessment lacked sufficient granularity and failed to identify the risks related to sales, trading and supervisory employees in that business (“Employee”); b) BANA’s transaction monitoring and communications surveillance lacked an adequate analysis of risk-behavior related to Employee market conduct in its wholesale foreign exchange business where it is acting as principal (“FX Trading”); c) BANA’s compliance testing procedures were inadequate to measure adherence to its standards of Employee conduct and firm policies applicable to Employee market conduct in FX Trading; and d) BANA’s risk assessment and coverage of the FX trading business needed improvement to identify and mitigate compliance risks related to Employee market conduct; e) BANA’s customer information controls were inadequate regarding the WM/Reuters order book to prevent the misuse of customer information; f) BANA’s risk and profitability reporting was inadequate to identify potential Employee market misconduct in FX Trading; and g) BANA’s FX business supervision routines were inadequate because they created “gaps” in the Employee market conduct supervisory framework. In the Orders, BANA agreed to make a payment of a civil money penalty in the total amount of $250 million.  Also, BANA committed (and had already begun) taking all necessary and appropriate steps to remedy the deficiencies and unsafe or unsound practices identified by the OCC and has begun implementing procedures to remediate the practices addressed in the Orders.  Specifically, BANA agreed to: a) maintain a board compliance committee responsible for monitoring and coordinating BANA’s compliance with the provisions in the Orders; b) submit to the OCC an action plan describing the actions that are necessary and appropriate to achieve compliance with certain aspects of the Orders; c) submit an acceptable oversight and governance written plan to provide for certain management oversight and governance relating to Employee market conduct in FX Trading; d) submit an acceptable compliance risk assessment written plan to provide for a compliance risk assessment sufficiently granular to identify risks related to Employee market conduct in FX Trading; e) submit an acceptable monitoring and surveillance written plan to provide for appropriate monitoring and communications surveillance related to Employee market conduct in FX Trading;  f) submit an acceptable compliance testing written plan to provide for appropriate compliance testing related to Employee market conduct in FX Trading; g) submit an acceptable internal audit written plan for the internal audit program to adequately address Employee market conduct in FX Trading; and h) submit an acceptable other trading activities written plan to ensure that BANA proactively uses a risk-based approach to apply Employee market conduct remedial measures in the Orders to other wholesale trading as principal for the BANA and benchmark activities as appropriate and defined in the BANA’s written plan.

BAC Regulatory Capital Overstatements 9/29/2014

The SEC alleged that BAC, as part of its regulatory capital calculations, failed to deduct certain realized losses on certain structured notes and other financial instruments (the “Notes”) issued by Merrill Lynch & Co., Inc. (“ML&Co.”) that BAC assumed or acquired as part of its acquisition of ML&Co. and, therefore, BAC overstated its regulatory capital in its Form 10-Q filings from 2009-2014 and in its Form 10-K filings for financial years 2009-2013.  The SEC alleged that BAC violated Section 13(b)(2)(A) and (B) of the Exchange Act.  On September 19, 2014, BAC, without admitting or denying theSEC’s findings, except as to the SEC’s jurisdiction over it and the subject matter of the proceedings, agreed to (1) cease and desist from committing or causing any violations and any future violations for Sections 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act, and (2) pay a civil money penalty of $7,650,000.  The SEC noted that BAC self-identified and self-reported the overstatements and the SEC noted that BAC had provided substantial cooperation to the SEC staff.  The SEC also noted that BAC had voluntarily undertaken steps to remediate and address, among other things, the inadequate books and records and internal accounting control deficiencies that were the subject of the proceeding.

BAC Mortgage Obligations SEC Administrative Proceeding 8/21/2014

The SEC alleged that BAC failed to make required disclosures in the Management’s Discussion and Analysis and Results of Operations (“MD&A”) sections of periodic filings, related to known uncertainties as to whether certain costs related to loans BAC would ultimately be required to repurchase from certain insurers would have a material effect on BAC’s future income from continuing operations.  The SEC alleged that BAC violated Section 13(a) of the Exchange Act and Rules 12b-20 and 13a-13 thereunder.  BAC agreed to (1) cease and desist from committing or causing any violations and any future violations of Section 13(a) of the Exchange Act and Rules 12b-20 and 13a-13 promulgated thereunder; and (2) pay a civil money penalty of $20 million.  In addition, BAC admitted to certain facts set out in an annex to the Administrative Order, acknowledged that its conduct set forth in the annex to the Administrative Order violated the federal securities law and admitted to the SEC’s jurisdiction over it and the subject matter of the proceedings.

NOTE:  In addition, Bank of America Corporation and certain of its affiliates, including MLPF&S and BANA, have been involved in a number of civil proceedings and regulatory actions which concern matters arising in connection with the conduct of its business.  Certain of such proceedings have resulted in findings of violations of federal or state securities laws.  Such proceedings are reported and summarized in the MLPF&S Form BD as filed with the SEC, which descriptions are hereby incorporated by reference.